FOR IMMEDIATE RELEASE

Contact:         Jeffrey L. Cunningham
President and Chief Executive Officer
(423) 745-1111

ATHENS BANCSHARES CORPORATION
AUTHORIZES SECOND STOCK REPURCHASE PROGRAM AND
DECLARES QUARTERLY CASH DIVIDEND

April 18, 2012, Athens, Tennessee — Athens Bancshares Corporation (Nasdaq: “AFCB”) (the “Company”), the holding company for Athens Federal Community Bank, announced today that its Board of Directors has authorized a second stock repurchase program.  The new program authorizes the repurchase of up to 131,278 shares, or 5.0%, of the Company’s outstanding common stock. The stock repurchase program will become effective two business days after the Company issues its quarterly earnings release for the three months ended March 31, 2012, which the Company currently anticipates issuing on or about April 30, 2012.  Repurchases will be conducted through open market purchases, which may include purchases under a trading plan adopted pursuant to Securities and Exchange Commission Rule 10b5-1, or through privately negotiated transactions. Repurchases will be made from time to time depending on market conditions and other factors. There is no guarantee as to the exact number of shares to be repurchased by the Company.  The Company’s first stock repurchase program, which authorized the repurchase of up to 138,862 shares of Company common stock, was completed on April 18, 2012.

In addition, the Company announced today that its Board of Directors has declared a quarterly cash dividend of $0.05 per outstanding share of common stock. The dividend will be paid on or about May 18, 2012 to stockholders of record as of the close of business on April 30, 2012.

Athens Bancshares Corporation is the parent holding company of Athens Federal Community Bank. Athens Federal Community Bank, a federally chartered, FDIC-insured savings bank, was organized in 1934. The Bank is headquartered in Athens, Tennessee and provides financial services to individuals, families and businesses through its seven banking offices located in southeast Tennessee.

This press release may contain certain forward-looking statements which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact Athens Bancshares Corporation’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation and other economic, competitive, governmental, regulatory and technological factors affecting Athens Bancshares Corporation’s operations, pricing, products and services.